Exhibit 3.11

SECOND AMENDMENT TO THE AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT OF
GENESIS ENERGY, LLC

This Second Amendment (this “Amendment”) to the Amended and Restated Limited Liability Company Agreement (the “Agreement”) of Genesis Energy, LLC, a Delaware limited liability company (the “Company”), is executed and delivered by the undersigned to be effective as of July 29, 2010.  Capitalized terms used in this Amendment and not otherwise defined shall have their respective meanings as set forth in the Agreement.

RECITALS

WHEREAS, the Company and the Members entered into the Agreement to impose certain restrictions and obligations upon themselves, and to provide certain rights, with respect to the Company and its Units; and

WHEREAS, pursuant to Section 7.3 of the Agreement, Q GEI Holdings, LLC, a Delaware limited liability company, wishes to transfer 16,073,074.37 Series A Units (the “Transferred Units”), in aggregate, to the entities listed on Exhibit A hereto (collectively, the “Transferees”); and

WHEREAS, pursuant to the Agreement, the Transferees are Permitted Transferees; and

WHEREAS, the Company now desires to amend and restate Schedule I of the Agreement to reflect the admission of the Transferees, and to reflect the names of and number of Transferred Units held by each of the Transferees; and

WHEREAS, the Company now desires to amend the Agreement to address certain transfer restrictions related to certain provision of the Merchant Marine Act of 1920, as amended; and

NOW THEREFORE, in consideration of the premises and the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

AGREEMENT

1.           Schedule I of the Agreement is hereby amended and restated in its entirety to read in the manner set forth in Schedule I attached hereto and hereby made a part hereof.

2.           The Transferees are hereby admitted to the Company as Substituted Members, are bound by and subject to all of the terms and conditions of the Agreement and shall have the benefit of all the terms and conditions of the Agreement to the same extent as if they were an original party to the Agreement.

3.           The following definition shall be added to Exhibit A of the Agreement:

“           “Jones Act” means the Merchant Marine Act of 1920, as amended.”

4.           The definition of “Permitted Transferee” as set forth in Exhibit A of the Agreement is hereby amended by inserting the following phrase to the end of the last sentence of such definition:

“provided, however, that in no event shall any Person be a Permitted Transferee if as a result of such Transfer the Company would cease to be a United States citizen within the meaning of the Jones Act, if at the time of such proposed Transfer the Company, or any of its Subsidiaries, are then engaged in the operation of vessels in the United States within the meaning of the Jones Act.”

5.           A new Section 7.1(f) is hereby added to the Agreement as follows:

“(f)        Notwithstanding anything contained herein, no Disposition of any Membership Interests may be made by any transferee to any Person, if in the reasonable determination of the Board, such Disposition would result in either (x) more than a minority of all outstanding Membership Interests being held (of record or beneficially) or (y) more than 25% of all outstanding Membership Interests being held of record, in the case of both (x) and (y), by Persons who are not United States citizen within the meaning of the Jones Act, if at the time of such proposed Disposition the Company, or any of its Subsidiaries, are then engaged in the operation of vessels in the United States within the meaning of the Jones Act.”

6.           Section 7.5(a) of the Agreement is hereby amended and restated in its entirety as follows:

“(a)       If the Quintana Entity approves a Sale of the Business to unaffiliated Third Party or Third Parties, all Series A Members entitled to consent thereto shall consent to and raise no objections against the Sale of the Business (such a transaction, a “Drag-Along Transaction”). If the Drag-Along Transaction is structured as (i) a merger, conversion, Unit exchange or consolidation of the Company, or a sale of all or substantially all of the assets of the Company, each Series A Member entitled to vote thereon shall vote in favor of the Drag-Along Transaction and shall waive any appraisal rights or similar rights in connection with such merger, conversion, Unit exchange, consolidation or asset sale, or (ii) a sale of all the Series A Units, each Series A Member shall agree to sell all of his or its Series A Units on the terms and conditions of such Drag-Along Transaction; provided, however, that the Drag-Along Transaction may only be structured as a sale of all the Series A Units if the Quintana-Related Entities, collectively, hold a majority of the Series A Units outstanding immediately prior to such Drag-Along Transaction, or (iii) a sale of a majority of the Series A Units, each Series A Member shall agree to sell on the terms and conditions of such Drag-Along Transaction a portion of his or its Series A Units equal to the Pro Rata Portion of the Units to be Disposed of in such Drag-Along Transaction other than the Series A Units to be Disposed of by the Quintana-Related Entities.  The Series A Members shall promptly take all necessary and desirable actions requested by the Quintana Entity in connection with the consummation of the Drag-Along Transaction, including the execution of such agreements and such instruments and other actions reasonably necessary to (A) provide customary representations, warranties, indemnities, and escrow/holdback arrangements relating to such Drag-Along Transaction (subject to Sections 7.5(c)(iv) and 7.5(c)(v) below), in each case to the extent that each other Member is similarly obligated, and (B) effectuate the allocation and distribution of the aggregate consideration upon the Drag-Along Transaction as set forth in Section 7.5(c) below.  Without limiting the foregoing, each holder of Series A Units and Series B Units entitled to proceeds from such Drag-Along Transaction shall be obligated to join on a several basis, in proportion of the proceeds received, in any indemnification or other obligations that the Quintana Entity agrees to provide or undertake in connection with such Sale of the Business (other than any such obligations that relate specifically to a particular Member, such as indemnification with respect to representations and warranties given by a Member regarding such Member’s title to and ownership of Series A Units).  The Series A Members shall be permitted to sell their Series A Units pursuant to any Drag-Along Transaction without complying with any other provisions of this Article 7.  A Series A Member’s “Pro Rata Portion” shall be based upon such Series A Member’s proportionate ownership of all Series A Units owned by the Series A Members other than the Quintana-Related Entities.”

7.           A new Section 7.13 is hereby added to the Agreement as follows:

“7.13    Citizenship of Members.  No less than thirty (30) days prior to any Member or transferee who on the date hereof is a United States citizen, within the meaning of the Jones Act, becoming a non-United States citizen, either voluntarily or otherwise, such Person must provide written notice to the Company and QCG of such proposed change in citizenship.  If in the determination of the Board such Member’s change in citizenship would be detrimental to the Company, its Subsidiaries or Affiliates, the Company may redeem the Membership Interests or a portion thereof held by such Member or transferee at fair market value as determined by the Board in its reasonable judgment in such amounts as would no longer cause a violation of the Jones Act.”

8.           Section 8.2(a) of the Agreement is hereby amended by inserting the following sentence after the first sentence of the second paragraph of such section:

“At least a majority of the Directors must be United States citizens within the meaning of the Jones Act.  No more than a minority of the Board members necessary to constitute a quota may be elected, appointed or otherwise designated by Members who are not U.S. citizens within the meaning of the Jones Act.”

9.           Section 8.2(c) of the Agreement is hereby amended by adding the following sentence to the end of such section:

“The Chairman of the Board must be a United States citizen within the meaning of the Jones Act.”

10.         Section 8.3(e) of the Agreement is hereby amended by adding the following sentence to the end of such section:

“The Chief Executive Officer must be a United States citizen within the meaning of the Jones Act.”

11.         This Amendment modifies the Agreement to the extent set forth herein, is hereby incorporated by reference into the Agreement and is made a part thereof.  Except as expressly modified hereby, the Agreement is hereby ratified and confirmed in all respects and remains in full force and effect. The execution, delivery and performance of this Amendment shall not constitute a waiver of any provision of, or operate as a waiver of any right, power or remedy of the parties to the Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the each of the undersigned hereby execute and deliver this Amendment as of the date first set forth above.

COMPANY:

GENESIS ENERGY, LLC

	By:	/s/ Robert C. Sturdivant
	Name:	Robert C. Sturdivant
	Title:	Chairman of the Board

MEMBERS:

All Members previously and hereafter admitted as Members of the Company who have approved this Amendment, pursuant to powers of attorney previously and hereafter executed in favor of, and granted and delivered to the Company.

	By:	GENESIS ENERGY, LLC, as attorney-in-fact for the approving Members pursuant to the Powers of Attorney granted pursuant to Section 14.5 of the Agreement

		By:	/s/ Robert C. Sturdivant
		Name:	Robert C. Sturdivant
		Title:	Chairman of the Board

[Signature Page to Amendment]

Exhibit A
Substitute Members

Quintana Energy Partners II, L.P.
QEP II Genesis TE Holdco, LP

Schedule I
Series A Unitholders

Initial Members	Initial Class A Units	Initial Capital Contribution
Q GEI Holdings, LLC	40,693,716.42	$40,693,716.42
EIV Capital Fund LP	10,047,219.61	$10,047,219.61
Quintana Energy Partners II, L.P.	14,382,150.96	$14,382,150.96
Grant E. Sims	6,530,692.75	$6,530,692.75
James Ellis Davison	6,028,331.77	$6,028,331.77
Todd Allen Davison	4,528,331.77	$4,528,331.77
Todd Davison Children’s Trust	1,500,000.00	$1,500,000.00
James Ellis Davison, Jr.	6,028,331.77	$6,028,331.77
Steven Kent Davison	6,028,331.77	$6,028,331.77
Robert V. Deere	2,009,443.92	$2,009,443.92
QEP II Genesis TE Holdco, LP	1,690,923.41	$1,690,923.41
Sharilyn Smith Gasaway	1,004,721.96	$1,004,721.96

Total	100,472,196.11	$100,472,196.11